Exhibit 15

August 5, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Johnson Controls, Inc. Registration Statements Nos. 2-64288, 33-50110, 33-57685, 33-64703, 333-13525, 333-59594 and 333-111192 on Form S-3 and 33-30309, 33-31271, 33-58092, 33-58094, 33-49862, 333-10707, 333-36311, 333-66073, 333-117898 and 333-41564 on Form S-8.

Commissioners:

We are aware that our report dated August 5, 2004 on our review of interim financial information of Johnson Controls, Inc. (the “Company”) for the three and nine month periods ended June 30, 2004 and 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2004 is incorporated by reference in the afore referenced Registration Statements.

Yours very truly,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

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